EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of November 26, 1997, by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation (the "Company"), and Mrs. Fields' Pretzel Concepts, Inc., a Delaware corporation ("MFPC").

                  WHEREAS, the Boards of Directors of the Company and MFPC have approved the merger of MFPC with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger").

                  WHEREAS, the Company and MFPC intend the Merger to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I.

                                   THE MERGER

                  Section A. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), MFPC shall be merged with and into the Company and the separate existence of MFPC shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

                  Section B. Effective Time. In order to effectuate the Merger, on November 26, 1997, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger shall be effective as of the time of filing of the Certificate of Merger or at such date and time otherwise specified in the Certificate of Merger (the "Effective Time").


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                  Section C. Effects of Merger. At and after the Effective Time, the Merger shall have the effects provided for in this Agreement and as set forth in Section 259 of the DGCL.

                                   ARTICLE II.

                            THE SURVIVING CORPORATION

                  Section A. Charter Documents. At the Effective Time, the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with applicable law. At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until further amended in accordance with applicable law.

                  Section B. Directors and Officers. At and after the Effective Time, the directors and officers of the Company holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, respectively, until their respective successors shall have been duly elected or appointed and qualified.


                                  ARTICLE III.

                           TREATMENT OF CAPITAL STOCK

                  Section A.  Treatment of Capital Stock.

                           (a) Capital Stock of MFPC. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, each share of common stock, par value $.01 per share, of MFPC shall be cancelled and retired and shall cease to exist and no stock of the Company or the Surviving Corporation or any other consideration shall be delivered in exchange therefor.



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                           (b)  Capital  Stock of the  Company.  Each issued and
         outstanding share of the common stock, par value $1.00 per share, of the Company shall not be converted as a result of the Merger, shall remain unchanged and shall be deemed to represent one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.



                                   ARTICLE IV.

                                  MISCELLANEOUS

     Section A. Termination. This Agreement may be terminated at any time prior to the Effective Time by the Board of Directors of either party hereto.

     Section B. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.


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                  IN WITNESS  WHEREOF,  the  Company  and MFPC have  caused this
Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                             MRS. FIELDS' ORIGINAL COOKIES, INC.



                                                            By: /s/ Michael Ward
                                                              Name: Michael Ward
                                                                          Title:


                                             MRS. FIELDS' PRETZEL CONCEPTS, INC.



                                                             By:/s/ Michael Ward
                                                              Name: Michael Ward
                                                                          Title: